Exhibit 99.1

Solar3D to Acquire Leading Solar Power Company Elite Solar

Acquisition Strengthens Solar3D's Strategic Position in Northern California

SANTA BARBARA, CA--(Marketwired - August 12, 2015) - Solar3D, Inc. (SLTD), a provider of solar power solutions and the developer of a proprietary high efficiency solar cell, announced today that it has signed a definitive agreement to acquire 100% of Elite Solar, a Durham, California-based solar systems provider. The purchase is a continuation of Solar3D's aggressive growth-by-acquisition strategy, which is intended to boost the company's top line revenue as well as operating earnings.

Elite Solar designs and installs photovoltaic systems for residential, commercial, agricultural and municipal customers. The company is led by CEO Kirk Short, a solar power industry veteran with more than 15 years of experience in every facet of solar design and construction, on projects ranging from residential to large scale commercial and agricultural solar solutions.

Elite Solar is operating profitably and has experienced a breakthrough year. Revenue for 2015 is expected to approach $20 million, an increase of approximately 140% over the 2014 figure. Elite Solar also expects EBITDA (earnings before interest, taxes, depreciation, and amortization) to be approximately $2.2 million in 2015. Solar3D will pay $7.15 million for the company, with $2.5 million to be paid in cash and $4.65 million in common stock. The purchase agreement calls for additional consideration should certain sales and EBITDA milestones are met. The total purchase price, including earnouts, is intended to slightly over four times the trailing 12-month EBITDA for 2015. Following the acquisition, Elite Solar will continue to operate as a wholly owned subsidiary of Solar3D-and work closely with Solar3D's SUNworks division.

"We are thrilled to enter into this agreement with Elite Solar, a company known for its commitment to excellence and its strong leadership, which has led to the company's tremendous sales growth," said Jim Nelson, CEO of Solar3D. "This purchase is consistent with our plan to acquire profitable companies that give us a competitive advantage in the high-growth solar landscape. By combining Elite Solar's experience and reach with Solar3D's proven execution, we are significantly expanding the scale of our solar energy platform to become a leader in California's commercial solar industry, especially within the fast growing agricultural sector. Our entire leadership team at Solar3D looks forward to working with CEO Kirk Short and his team, to enhance our company's growth and increase the value for our shareholders."

"The opportunity to join efforts with Solar3D and its subsidiaries provides the Elite Solar team with the opportunity and resources to drive our business even more aggressively," said Kirk Short, CEO of Elite Solar. "We believe our expertise perfectly complements their existing leadership and solar services, and we think we will be a tremendous asset to their growth moving forward."

The closing of the Elite Solar acquisition, as described in the definitive purchase agreement, is subject to Solar3D's satisfactory review of the operations, financial (including an audit) and corporate records of Elite Solar. The transaction is expected to close on or before November 1, 2015.

About Solar3D, Inc.

Solar3D, a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Through its wholly owned subsidiaries, Solar3D is one of the fastest growing solar systems providers in California, delivering 2.5 kilowatt to multi-megawatt commercial systems. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

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